                                                                      EXHIBIT 99
[ALLETE LOGO]

                                                For Release:   April 29, 2005
                                                CONTACT:       Eric Olson
                                                               218-723-3947
                                                               eolson@allete.com

                                                INVESTOR       Tim Thorp
                                                CONTACT:       218-723-3953
                                                               tthorp@allete.com
NEWS


    ALLETE REPORTS FIRST QUARTER EARNINGS; REAFFIRMS 2005 EARNINGS GUIDANCE
    -----------------------------------------------------------------------

DULUTH, Minn. -- ALLETE, Inc. (NYSE: ALE) today reported first quarter 2005 earnings from continuing operations of 66 cents per share compared with 76 cents per share in the first quarter of 2004. Including discontinued operations, earnings were 64 cents per share on net income of $17.4 million and operating revenue of $206.9 million.

During the quarter the company recorded a $3.3 million, or 12 cents per share, charge related to its emerging technology investment portfolio, which impacted the comparison to the same period a year ago. "We remain on track to meet our expectation for earnings growth despite the charge," said Don Shippar, ALLETE President and CEO. "We are pleased with our first quarter financial performance."

Net income at the company's REGULATED UTILITY business was $12.9 million for the quarter compared with $12.5 million a year ago. Operating revenue for this business was 4.4 percent higher than in 2004, partially due to increased electric sales to other power suppliers combined with higher prices. Retail electric sales remained strong. First quarter results include $1.2 million after-tax of outage expense, primarily due to planned maintenance at one of the company's generating stations.

NONREGULATED ENERGY OPERATIONS net income was $1.6 million for the quarter versus a $0.2 million net loss in 2004. Net income from the Taconite Harbor facility was higher than the same period a year ago primarily due to a power sales contract that went into effect in May 2004. Positive earnings contributions from the Taconite Harbor facility and BNI Coal were partially offset by a $1.9 million net loss at the Kendall County facility.

Net income at the REAL ESTATE business was $6.9 million for the quarter compared with $10.9 million in the first quarter last year. Real estate sales were strong at ALLETE Properties' southwest Florida operations this quarter. The company expects a growing and consistent annual earnings contribution from this business; however, quarterly results will vary due to the timing of real estate transaction closings.

"Site preparation is underway at ALLETE Properties' Town Center project in Palm Coast," said Shippar, "and several pending sales contracts will close this year." Flagler County, Florida, where Palm Coast is located, was recently named the fastest-growing county in the United States by the U.S. Census Bureau.

ALLETE's "OTHER" segment posted a $3.4 million net loss in the first quarter versus a $1.8 million net loss in the first quarter a year ago. The previously mentioned $3.3 million charge for two emerging technology investments was partially offset by lower interest and corporate expenses.

                                     -more-
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ALLETE NEWS RELEASE                                                       PAGE 2
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"We recently announced the successful exit from the Kendall County power purchase agreement, which will eliminate its ongoing annual losses of approximately $8 million after-tax," said Shippar. Excluding a second quarter charge of $50.4 million associated with the Kendall transaction and earnings ALLETE may realize from investments in growth initiatives, the company continues to expect 45 to 50 percent earnings per share growth from continuing operations in 2005 compared to last year. Shippar cited several additional reasons for the expected earnings growth:

  - Continued lower interest charges ($1.3 million after-tax lower in the first quarter of 2005 versus 2004) due to debt repayment and refinancing in 2004;

  - Strong electric sales and a vigorous Florida real estate market; and

  - Fewer shares outstanding for earnings-per-share calculation purposes.

ALLETE's corporate headquarters are located in Duluth, Minnesota. ALLETE provides energy services in the upper Midwest and has significant real estate holdings in Florida. More information about the company is available on ALLETE's Web site at www.allete.com.

THE STATEMENTS CONTAINED IN THIS RELEASE AND STATEMENTS THAT ALLETE MAY MAKE ORALLY IN CONNECTION WITH THIS RELEASE THAT ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND INVESTORS ARE DIRECTED TO THE RISKS DISCUSSED IN DOCUMENTS FILED BY ALLETE WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                       ###





                          [RECYCLE LOGO] RECYCLED PAPER
            ALLETE - 30 West Superior Street, Duluth, Minnesota 55802
                                 www.allete.com
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ALLETE NEWS RELEASE                                                       PAGE 3
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
                                                            ALLETE, INC.

                                                  CONSOLIDATED STATEMENT OF INCOME
                                            FOR THE PERIODS ENDED MARCH 31, 2005 AND 2004
                                                  Millions Except Per Share Amounts
                                                                                                               QUARTER ENDED
                                                                                                            2005           2004
------------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUE                                                                                         $ 206.9        $ 209.0
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OPERATING EXPENSES
     Fuel and Purchased Power                                                                                69.1           68.9
     Operating and Maintenance                                                                               83.1           83.6
     Depreciation                                                                                            12.6           12.4
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         Total Operating Expenses                                                                           164.8          164.9
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OPERATING INCOME FROM CONTINUING OPERATIONS                                                                  42.1           44.1
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OTHER INCOME (EXPENSE)
     Interest Expense                                                                                        (6.8)          (9.1)
     Other                                                                                                   (4.2)           0.4
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         Total Other Expense                                                                                (11.0)          (8.7)
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INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND INCOME TAXES                                  31.1           35.4
MINORITY INTEREST                                                                                             1.2            1.4
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INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES                                                        29.9           34.0
INCOME TAX EXPENSE                                                                                           11.9           12.6
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INCOME FROM CONTINUING OPERATIONS BEFORE CHANGE IN ACCOUNTING PRINCIPLE                                      18.0           21.4
INCOME (LOSS) FROM DISCONTINUED OPERATIONS - NET OF TAX                                                      (0.6)          31.3
CHANGE IN ACCOUNTING PRINCIPLE - NET OF TAX                                                                     -           (7.8)
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NET INCOME                                                                                                $  17.4        $  44.9
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AVERAGE SHARES OF COMMON STOCK
     Basic                                                                                                   27.2           28.1
     Diluted                                                                                                 27.4           28.3
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BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
     Continuing Operations                                                                                  $0.66          $0.77
     Discontinued Operations                                                                                (0.02)          1.11
     Change in Accounting Principle                                                                             -          (0.28)
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                                                                                                            $0.64          $1.60
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DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
     Continuing Operations                                                                                  $0.66          $0.76
     Discontinued Operations                                                                                (0.02)          1.10
     Change in Accounting Principle                                                                             -          (0.27)
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                                                                                                            $0.64          $1.59
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DIVIDENDS PER SHARE OF COMMON STOCK                                                                       $0.3000        $0.8475
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

                           CONSOLIDATED BALANCE SHEET
                                    Millions
                                                MAR. 31,         DEC. 31,
                                                 2005              2004
--------------------------------------------------------------------------
ASSETS
Cash and Cash Equivalents                      $  213.2         $  194.1
Restricted Cash                                       -             30.3
Other Current Assets                              140.4            141.7
Property, Plant and Equipment                     880.8            883.1
Investments                                       118.9            124.5
Discontinued Operations                             4.5              4.9
Other                                              50.3             52.8
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TOTAL ASSETS                                   $1,408.1         $1,431.4
--------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities                             $  98.2         $   97.8
Long-Term Debt                                    389.6            390.2
Other Liabilities                                 297.4            300.9
Discontinued Operations                             5.4             12.0
Shareholders' Equity                              617.5            630.5

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TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $1,408.1         $1,431.4
--------------------------------------------------------------------------

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ALLETE NEWS RELEASE                                                       PAGE 4
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
                                                                                                          QUARTER ENDED
                                                                                                            MARCH 31,
ALLETE, INC.                                                                                        2005                  2004
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)
Millions

   Regulated Utility                                                                               $12.9                 $12.5
   Nonregulated Energy Operations                                                                    1.6                  (0.2)
   Real Estate                                                                                       6.9                  10.9
   Other                                                                                            (3.4)                 (1.8)
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   Income from Continuing Operations                                                                18.0                  21.4
   Income (Loss) from Discontinued Operations                                                       (0.6)                 31.3
   Change in Accounting Principle                                                                      -                  (7.8)
------------------------------------------------------------------------------------------------------------------------------------

   Net Income                                                                                      $17.4                 $44.9
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DILUTED EARNINGS (LOSS) PER SHARE

   Continuing Operations                                                                           $0.66                 $0.76
   Discontinued Operations                                                                         (0.02)                 1.10
   Change in Accounting Principle                                                                      -                 (0.27)
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                                                                                                   $0.64                 $1.59
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Note:  In 2005, we  began  allocating  corporate charges and interest expenses to our business segments. For  comparative  purposes, segment information for 2004  has  been restated to reflect the new allocation method used in 2005 for corporate charges  and interest expense. This restatement had no impact on net income or earnings per share.

KILOWATTHOURS SOLD
Millions

   Regulated Utility
       Retail and Municipals
           Residential                                                                             319.8                 310.3
           Commercial                                                                              339.8                 331.9
           Industrial                                                                            1,777.1               1,766.8
           Municipals                                                                              222.0                 213.8
           Other                                                                                    20.4                  20.2
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                                                                                                 2,679.1               2,643.0
       Other Power Suppliers                                                                       236.7                 217.2
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                                                                                                 2,915.8               2,860.2
   Nonregulated Energy Operations                                                                  353.9                 434.0
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                                                                                                 3,269.7               3,294.2
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REAL ESTATE

   Acres Sold                                                                                        483                 1,268
   Lots Sold                                                                                           7                   199


[THIS EXHIBIT HAS BEEN FURNISHED AND SHALL NOT BE DEEMED "FILED" FOR PURPOSES OF
SECTION 18 OF THE SECURITIES ACT OF 1934, NOR SHALL IT BE DEEMED INCORPORATED BY REFERENCE IN ANY FILING UNDER THE SECURITIES ACT OF 1933, EXCEPT AS SHALL BE EXPRESSLY SET FORTH BY SPECIFIC REFERENCE IN SUCH FILING.]